Exhibit 10.1

Execution Copy

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

License Termination and Program Transfer Agreement

by and between

AnnJi Pharmaceutical Co., Ltd.

and

Avenue Therapeutics, Inc.

dated April 24, 2025

Table of Contents

1.	Definitions	1

2.	Termination of the Terminating Agreements	14

3.	Development, Manufacturing and Commercialization	16

4.	Financial Terms	16

5.	Release of Claims.	22

6.	Confidentiality	25

7.	Representations & Warranties; Covenants	28

8.	Indemnification; Limitation of Liability	31

9.	Miscellaneous	34

Schedule of Exhibits

ExhibitA	–	Licensor Molecule

ExhibitB	–	Licensor Patents

Exhibit C	–	Form Stipulation of Dismissal

i

License Termination and Program Transfer Agreement

This License Termination and Program Transfer Agreement (this “Agreement”) is made and entered into effective as of April 24, 2025 (the “Effective Date”) by and between AnnJi Pharmaceutical Co., Ltd., a Taiwanese corporation having its principal office at 16F.-6, No. 508, Sec. 7, Zhongxiao E. Rd., Nangang Dist., Taipei City 115011, Taiwan (“Licensor”), and Avenue Therapeutics, Inc., a Delaware corporation having its principal office at 2 Gansevoort Street, 9th Floor, New York NY 10014, USA (“Avenue”). Each of Licensor and Avenue may be referred to herein individually as a “Party,” and collectively as the “Parties.”

Recitals

Whereas, Licensor and Avenue previously entered into that certain License Agreement, dated as of February 28, 2023 (the “License Agreement”);

Whereas, in connection and concurrently with the execution and delivery of the License Agreement, Licensor and Avenue previously entered into that certain Subscription Agreement, dated as of February 28, 2023 (the “Subscription Agreement”), and that certain Registration Rights Agreement, dated as of February 28, 2023 (the “Registration Rights Agreement” and together with the License Agreement and the Subscription Agreement, and all schedules and exhibits of each such agreement, the “Terminating Agreements”);

Whereas, Licensor has been conducting the Cost-Covering Study (as defined in the License Agreement), including (a) Phase 1b/2a Clinical Trial (i.e., JM17-201-201 with clinical trial identifier NCT 05517603); and (b) long-term chronic toxicity studies (six (6)-month GLP in rats (i.e., JM-17-03-23-001) as well as nine (9)-month GLP in dogs (i.e., JM-17-03-23-002), of which final study reports have been issued; and

Whereas, the Parties desire to enter into this Agreement, pursuant to which the Parties are terminating the Terminating Agreements on the terms and conditions set forth in this Agreement, including providing mutual releases to the Parties and their Affiliates.

Now, therefore, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Agreement

1.             Definitions

When used and capitalized in this Agreement (other than in Section headings), including the foregoing recitals, the following terms shall have the meanings assigned to them in this Section 1, and include the plural as well as the singular, and all participles of each such term, as applicable.

1.1            “Accounting Standards” means: (a) United States Generally Accepted Accounting Principles (“GAAP”); or (b) to the extent that a Party adopts International Financial Reporting Standards (“IFRS”), IFRS, in either case ((a) or (b)), consistently applied.

1.2            “Affiliate” means any Person which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.2 only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties); or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise. For the avoidance of doubt, “Affiliate” includes Subsidiaries.

1.3            “Agreement” is defined in the preamble.

1.4            “Annual Net Sales” means, with respect to a particular Calendar Year, aggregate Net Sales in the Territory of all Licensor Products in such Calendar Year.

1.5            “Applicable Law” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city, or other political subdivision, including, to the extent applicable, GCP, GLP and GMP, as well as all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act (HIPAA) and the Health Information Technology for Economic and Clinical Health Act (HITECH) and the EU Data Protection Directive (Council Directive 95/46/EC) and applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679).

1.6            “Arbitration” is defined in Section 5.3.

1.7            “Auditor” is defined in Section 4.6(b).

1.8            “Avenue” is defined in the preamble.

1.9            “Avenue Indemnitees” is defined in Section 8.2.

1.10          “Avenue Released Claims” is defined in Section 5.1(a).

1.11          “Avenue Releasees” is defined in Section 5.2(a).

1.12          “Avenue Releasing Parties” is defined in Section 5.1(a).

1.13          “Avenue Representatives” means Avenue’s Affiliates and Avenue’s and its Affiliates’ employees, contractors and service providers.

1.14          “Business Day” means a day on which banking institutions in Taipei, Taiwan or New York, New York, as the context requires, are open for business, excluding any Saturday or Sunday.

1.15          “Calendar Quarter” means each of the three (3)-month periods ending March 31, June 30, September 30 and December 31, provided that the first Calendar Quarter shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter.

1.16          “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31.

1.17          “Claim” means any and all action, cause of action, claim, demand, obligation, suit, counterclaim, defense, right, omission, damage, loss, contingency, judgment, fine, penalty, charge, cost (including attorneys’ fees and costs of defense and investigation), expense and liability of any kind and nature whatsoever (including any asserted impropriety, violation, breach or default), whether known or unknown, foreseen or unforeseen, absolute or contingent, suspected or unsuspected, matured or unmatured, in contract, tort, by statute, at law, in equity or otherwise.

1.18          “Clinical Trial” means a human clinical trial of a Licensor Product, regardless of its controlled or uncontrolled status.

1.19          “Combination Product” means any pharmaceutical or biological product that includes or incorporates Licensor Product (with or without one or more such other active ingredients, in each such case when the Licensor Product and any of the foregoing are co-formulated, co-packaged, or sold under one pricing scheme (whether payment of such price is paid to the same or to more than one seller).

1.20          “Commercialization” means any and all activities directed to the commercialization of a product, including marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering and commercially selling such product, importing, exporting and transporting such product for commercial sale and seeking Pricing Approval of a product (if applicable), whether before or after Regulatory Approval has been obtained, as well all regulatory compliance with respect to the foregoing. For clarity, “Commercialization” shall be deemed to include conducting medical affairs activities and interacting with Regulatory Authorities regarding any of the foregoing; but does not include: (a) Manufacturing; or (b) any Clinical Trials and other trials commenced after Regulatory Approval not involving the commercial sale of the Licensor Product. When used as a verb, “Commercialize” means to engage in Commercialization.

1.21          “Commercially Reasonable Efforts” means with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances with respect to a Party in relation to an obligation under this Agreement.

1.22          “Common Stock” is defined in Section 4.7.

1.23          “Competing Product” shall mean any pharmaceutical product (other than Licensor Products) for the treatment of spinal and bulbar muscular atrophy.

1.24          “Confidential Information” of a Party means any information, including business intentions, business plans, regulatory matters, regulatory compliance matters, strategies, customers, vendors, pricing and other commercial terms, budgets, forecasts, projections, sales and other financial results, trade secrets, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future research, Development, Manufacture or Commercialization activities of any compound, product or potential product or technology or any (other) Know-How that is disclosed by or on behalf of such Party to the other Party or any Affiliate thereof under this Agreement, in any form (whether written, oral, photographic, electronic, magnetic, or otherwise), or that otherwise becomes known to the other Party or any Affiliate thereof by virtue of this Agreement, irrespective of whether such information is patentable or not and irrespective of whether such information is marked as confidential by the disclosing Party or not.

1.25          “Control,” “Controls,” or “Controlled” means, with respect to any particular Patents, Know-How or Regulatory Materials, possession by the Party granting the applicable right, license, access or release to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver such Patents or Know-How and to grant and authorize under such Patents, Know-How or Regulatory Materials, the right, license, access or release, as applicable of the scope granted to such other Party in this Agreement without giving rise to any violation of the term of any written agreement with any Third Party existing at the time such disclosure is first made or such right, license access or release first comes into effect hereunder. “Controlled” and “Controlling” have their correlative meanings.

1.26          “Cover” means, with respect to a Licensor Molecule or Licensor Product in a particular country, that the research, Development, Manufacture, use, sale, offer for sale, importation, or other Commercialization of such Licensor Molecule or Licensor Product, as applicable, in such country would, but for any licenses granted under any Licensor Patent, infringe a Valid Claim of such Licensor Patent (considering Valid Claims of patent applications that are pending as if they are issued ). “Covering” has a corresponding meaning.

1.27          “Damages” means all losses, costs, claims, damages, judgments, liabilities and expenses (including reasonable attorneys’ fees and other reasonable and documented out-of-pocket costs in connection therewith).

1.28          “Data” means any and all raw scientific, technical or test data, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical data, clinical data, pharmacovigilance and pharmacoeconomic data and all data in publications, presentations or submissions made in association with Regulatory Materials for a Licensor Product.

1.29          “Development” means: (a) research activities (including drug discovery, identification, or synthesis) with respect to a product; or (b) preclinical and clinical drug development activities and other development activities with respect to Licensor Product, including test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance, quality control, Clinical Trials (including the conduct of Clinical Trials and other trials commenced after Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. For clarity, “Development” does not include Manufacturing. When used as a verb, “Develop” means to engage in Development.

1.30          “Development Plan” means any initial and subsequent plans established and updated in accordance with Section 4.4 of the License Agreement setting forth the Development of the Licensor Product under the License Agreement.

1.31          “Disclosing Party” is defined in Section 6.1.

1.32          “Dispute” is defined in Section 9.7(a).

1.33          “Dollars” or “$” means the legal tender of the United States.

1.34          “Effective Date” is defined in the preamble.

1.35          “EMA” means the European Medicines Agency (and any successor entity thereto).

1.36          “Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, security interest, license, adverse claim of ownership or use, reversion, violation, option, restriction on transfer, defect of title, covenant, restriction, rights of others, or any other encumbrance of any kind, whether imposed by agreement, understanding, law, equity or otherwise.

1.37          “EU” means all countries that are officially recognized as member states of the European Union as of the Effective Date.

1.38          “Executive Officer(s)” means with respect to a Party, a senior officer of such Party having at least the level of authority which is customarily held by employees of such Party holding a title of “senior vice president.”

1.39          “Existing Indication” is defined in Section 1.59.

1.40          “Existing Product” means Licensor’s product identified as AJ201, which is Phase 1b/2a clinical stage product (Clinical Trial Identifier NCT05517603) in an oral suspension form.

1.41          “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.42          “FD&C Act” means that federal statute entitled the Federal Food, Drug, and Cosmetic Act and enacted in 1938 as Public Law 75-717, as such may have been amended, and which is contained in Title 21 of the C.F.R. Section 301 et seq.

1.43          “Field” means all uses, including the prevention, treatment, diagnosis, detection, monitoring or predisposition testing of all diseases, states or conditions in humans or animals, except for androgenetic alopecia and Alzheimer’s Disease.

1.44          “First Commercial Sale” means, on a Licensor Product-by-Licensor Product and country-by-country basis, the first sale by Licensor, or its Affiliate or Subsequent Licensee of such Licensor Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell such Licensor Product in such country) and for which a Selling Party has invoiced sales of Licensor Products in the Territory (if no such Regulatory Approval or similar marketing approval is required for a Licensor Product in a country, the date upon which such Licensor Product is first commercially sold in such country to end users), provided that the following shall not constitute a First Commercial Sale: (a) any sale or transfer to an Affiliate or Subsequent Licensee, unless such Affiliate or Subsequent Licensee is the last Person in the distribution chain of such Licensor Product; or (b) any transfer for use of such Licensor Product in Clinical Trials or non-clinical development activities with respect to such Licensor Product by or on behalf of a Selling Party, or transfer for use of such Licensor Product for a bona fide charitable purpose, expanded access program, compassionate use or samples. For the avoidance of doubt, Named Patient Sales in any country in Territory will not constitute the First Commercial Sale unless indicated otherwise.

1.45          “Force Majeure Event” is defined in Section 9.3.

1.46          “GAAP” is defined in Section 1.1.

1.47          “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording and reporting Clinical Trials as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, Good Clinical Practices established through FDA guidances, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

1.48          “Generic Product” is defined in Section 1.73.

1.49          “Generic Product Introduction Date” is defined in Section 1.73.

1.50          “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States.

1.51          “GMP” means the applicable then-current good manufacturing practice standards relating to fine chemicals, intermediates, bulk products, or finished pharmaceutical, biological, or diagnostic products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable: (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211; (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products;” and (c) all Applicable Law promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable molecule, agent, compound, or pharmaceutical, biological, or diagnostic product, as applicable.

1.52         “Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

1.53          “ICC” is defined in Section 9.7(a).

1.54          “IFRS” is defined in Section 1.1.

1.55          “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.56          “Indemnification Claim Notice” is defined in Section 8.3(a).

1.57          “Indemnitee” is defined in Section 8.3(a).

1.58          “Indemnitor” is defined in Section 8.3(a).

1.59          “Indication” means a specific disease or medical condition in humans. For purposes of determining whether an Indication is distinct from another Indication, an Indication (“New Indication”) is distinct from an existing Indication (“Existing Indication”) if the Licensor Product could not be lawfully promoted for the treatment of the New Indication under the Regulatory Approval for the Existing Indication.

1.60          “Invention(s)” means any process, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice.

1.61          “Know-How” means any scientific or technical information, results and data, protocols, regulatory filings, regulatory documentation (e.g., adverse event reports and CMC documentation), regulatory approvals, methods, processes, techniques, plans, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other regulatory authorities and development information, results and data, whether or not patentable.

1.62          “License Agreement” is defined in the recitals.

1.63          “Licensor” is defined in the preamble.

1.64          “Licensor Indemnitees” is defined in Section 8.1.

1.65          “Licensor IP” means the Licensor Patents and the Licensor Know-How.

1.66          “Licensor Know-How” means: (a) all Know-How Controlled by Licensor or its Affiliates as of the Effective Date and that is or would be reasonably necessary or useful to Develop, Commercialize, or otherwise use Licensor Products; and (b) all Cost-Covering Study Know-How.

1.67          “Licensor Molecule” means the small molecule pharmaceutical compound with Licensor internal identifier JM17, the structure of which is set forth on Exhibit A.

1.68          “Licensor Patents” means: (a) any and all Patents that are Controlled by Licensor as of the Effective Date that Cover the Licensor Product, including the Patents set forth on Exhibit B; (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any Patents included in clause (a) above; (c) any and all Patents issuing from the patent applications described in clauses (a) or (b); (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations or any other post-grant proceedings and extensions (including any supplementary protection certificates and the line) of the Patents described in clauses (a), (b), or (c) and (e) foreign counterparts of any of the foregoing.

1.69          “Licensor Product” means any product in oral form, that constitutes, incorporates, comprises, or contains the Licensor Molecule as an active pharmaceutical ingredient, whether or not as the sole active ingredient or in combination with one or more other active pharmaceutical ingredients. Licensor Product includes the Existing Product. For the avoidance of doubt, Licensor Products under distinct MAAs will constitute distinct Licensor Products for purposes of any Milestone Payment calculation (provided that in no event will an sNDA be deemed a distinct MAA from the applicable NDA).

1.70          “Licensor Released Claims” is defined in Section 5.2(a).

1.71          “Licensor Releasees” is defined in Section 5.1(a).

1.72          “Licensor Releasing Parties” is defined in Section 5.2(a).

1.73          “Loss of Market Exclusivity” means, with respect to a specified country in the Territory: (a) the reduction in Net Sales by 50% or more in any twelve (12)-month period following the First Commercial Sale in such country of any pharmaceutical product containing the Licensor Molecule which is marketed by any entity or entities other than Licensor, its Affiliates or any Subsequent Licensees (any such product with respect to a given country, a “Generic Product” and the date of first commercial sale of the first such Generic Product in a given country, the “Generic Product Introduction Date”) in such country as compared with the twelve (12)-month period immediately prior to the Generic Product Introduction Date (as measured by reputable published data, (e.g., by reference to market share data collected by IQVIA or Symphony Health)); and (b) such reduction in Net Sales is reasonably attributable to sales of such Generic Product.

1.74          “MAA” means a Marketing Authorization Application, NDA, or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, EMA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. or EU with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical, biological, or diagnostic product, in a country or in a group of countries.

1.75          “Manufacture,” or “Manufacturing” means all activities related to the manufacture and production of a Licensor Product, including the production of any of the following to the extent used in a Licensor Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities: reference standard preparation, purification, formulation, scale-up, packaging, disposition of product, quality assurance oversight, quality control testing (including in-process release and stability testing), storage of product or any component or ingredient thereof and validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.

1.76          “Major Market Country” means each or any of the U.S., France, Germany, Great Britain, Italy, Spain, or the EU as a whole.

1.77          “Milestone Event” is defined in Section 4.2.

1.78          “Milestone Payment” is defined in Section 4.2.

1.79          “Named Patient Sales” means the sale of a Licensor Product in a given country in the Territory prior to receipt of Marketing Approval of such Product in such country, directly or through an entity that is qualified to distribute unregistered pharmaceutical products in that country, on a “named-patient” basis to meet the special needs of particular patients under the order of a medical practitioner.

1.80          “NDA” means a New Drug Application submitted to the FDA, or any successor application or procedure, as more fully defined in 21 C.F.R. § 314.50 et. seq.

1.81          “Net Sales” means the gross amounts invoiced for Licensor Product in the Field sold by Licensor, its Affiliates, or its Subsequent Licensees (each a “Selling Party”) in finished product form, packaged and labeled for sale in arm’s length transactions to Third Parties, less the following deductions from such gross amounts:

(a)           normal and customary trade, cash and other discounts and allowances actually allowed by the Selling Party and taken by the customer;

(b)          credits, price adjustments or allowances actually granted to the customer for damaged goods, returns or rejections of a Licensor Product;

(c)          sales taxes or similar taxes, including duties or other governmental charges imposed on the sale of a Licensor Product (including value added taxes or other governmental charges, but excluding any income taxes), to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made;

(d)         chargeback payments, rebates, fees and other adjustments, including those granted on price adjustments, billing errors, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health insurance carriers or other institutions, including those paid in connection with such sales to any governmental entity;

(e)          any invoiced amounts which are not collected by the Selling Party, including bad debts (provided that if any such bad debt is subsequently collected, such collected amount will be added to Net Sales);

(f)           the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensor Product; and

(g)          any invoiced freight, shipping, insurance and other transportation charges.

For purposes of determining Net Sales, a Licensor Product will be deemed to be sold when invoiced, and Net Sales does not include and shall be deemed zero with respect to transfers or dispositions provided as samples or Licensor Product for compassionate use, which is different from Named Patient Sales, indigent programs, or similar bona fide arrangements or for pre-clinical or clinical purposes. In the case of any sale of a Licensor Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received as agreed by the Parties.

Net Sales, as set forth in this definition, will be calculated by applying the Selling Party’s standard accounting practices, in accordance with the Accounting Standards used by the Selling Party, as consistently applied in its respective audited financial statements.

(x)           If, on a country-by country basis, any Licensor Product is, or is sold as part of, a Combination Product, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction:

where “A” is the weighted average gross selling price in such country of such Licensor Product determined in accordance with the Accounting Standards, if sold separately in such country, and “B” is the weighted-average price in such country of such other product(s) containing such other active pharmaceutical or biological ingredients included in the Combination Product (and not the Licensor Molecule contained in such Licensor Product) determined in accordance with the Accounting Standards, if sold separately in such country.

(y)          On a country-by country basis, in the event that: (i) the Licensor Product without the other active pharmaceutical or biological ingredients is sold separately in the same formulation and dosage; and (ii) the other active ingredients in the same formulation and dosage as in the Combination Product are not sold separately, then Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction:

where “A” is the average per unit Net Sales in the applicable country in the Territory of the Licensor Product sold separately in the same formulation and dosage, and “C” is the average per unit Net Sales in the applicable country in the Territory of the Combination Product during the applicable Calendar Quarter.

(z)           In the event that, in a particular country the circumstances in clauses (x) or (y) of this Section 1.81 do not apply: or (i) the Licensor Product without the other active ingredients or devices is not sold separately in the same formulation and dosage during the applicable quarter in such country; and (ii) the other active ingredients in the same formulation and dosage as in the Combination Product are not sold separately during the applicable quarter in such country, then Net Sales for such Combination Product for such country will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction:

where “A” is the average per unit worldwide Net Sales of the Licensor Product sold separately in the same formulation and dosage, and “C” is the average per unit worldwide Net Sales of the Combination Product during the applicable Calendar Quarter.

1.82          “New Indication” is defined in Section 1.59.

1.83          “NEXT” is defined in Section 2.2(a)(i).

1.84          “NIH” is defined in Section 2.2(a)(i).

1.85          “Parties” is defined in the preamble.

1.86          “Party” is defined in the preamble.

1.87         “Patents” means: (a) all patents and patent applications in any country or supranational jurisdiction worldwide; (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications described clauses (a) or (b), including utility models, petty patents, innovation patents, design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations or any other post-grant proceedings and extensions (including any supplementary protection certificates and the line) of the foregoing patents or patent applications ((a), (b) and (c)).

1.88          “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.89          “Pricing Approval” means any approval, agreement, determination, or decision establishing prices that can be charged to consumers for a pharmaceutical or biological product or that will be reimbursed by Governmental Authorities for a pharmaceutical or biological product, in each case, in a country where Governmental Authorities approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.

1.90         “Proceedings” means any judicial, administrative, or other action, suit, investigation, mediation, arbitration, order, inquiry or other proceeding arising out of, related to or concerning the dispute resolution provisions of the License Agreement set forth in Section 12.7, including, without limitation, the Arbitration and the emergency measures arbitration ICC Case No. 29323/YMK (EA).

1.91          “Receiving Party” is defined in Section 6.1.

1.92          “Registration Rights Agreement” is defined in the recitals.

1.93          “Registrational Trial” means: (a) any Clinical Trial that is intended by Licensor, its Affiliate, or a Subsequent Licensee to be submitted for Regulatory Approval in the Territory; or (b) any Clinical Trial based on an agreement or other statement or guidance from the Regulatory Authority in such country that such Clinical Trial is designed to provide data on which a Regulatory Approval will be principally based.

1.94          “Regulatory Approval” means all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical, biological, or diagnostic product for a particular Indication in a country or region, including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.

1.95          “Regulatory Authority” means any national or supranational Governmental Authority, including the FDA in the U.S., the EMA in the EU, Medicines and Healthcare products Regulatory Agency in the United Kingdom, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical, biological, or diagnostic product in such country or region.

1.96          “Regulatory Exclusivity” means, on a country-by-country and Licensor Product-by-Licensor Product basis, the ability to exclude any other Person from manufacturing or commercializing a product that could compete with such Licensor Product in such country in the Territory either through data exclusivity rights, orphan drug designation or such other similar rights conferred by a Regulatory Authority in such country.

1.97          “Regulatory Materials” means, with respect to a Licensor Product: (a) all the regulatory registrations, applications, authorizations, licenses and approvals (including approvals of MAAs, supplements and amendments, pre- and post-approvals, Pricing Approvals and labeling approvals), Regulatory Approvals and other submissions made to or with any Regulatory Authority for research, development (including the conduct of Clinical Trials), manufacture, or commercialization of a pharmaceutical, biological, or diagnostic product in a regulatory jurisdiction, together with (b) all related correspondence and reports to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each MAA, including all drug master files (if any), INDs, BLAs, NDAs, adverse event files and complaint files, and foreign equivalents of any of the foregoing and (c) Data contained in any of the foregoing, in each case ((a)–(c)), only to the extent necessary to obtain Regulatory Approval of such Licensor Product.

1.98          “Royalty” or “Royalties” is defined in Section 4.3(a).

1.99          “Royalty Term” means, with respect to a Licensor Product in the Territory, on a country-by-country basis, the period beginning on the date of First Commercial Sale of such Licensor Product in a country of the Territory and ending on the later of: (a) expiration of the last-to-expire Valid Claim of a composition of matter Licensor Patent in such country that covers the composition and formulation of the Licensor Molecule; (b) expiration of the Regulatory Exclusivity in such country; or (c) such Licensor Product has experienced a Loss of Market Exclusivity in such country.

1.100      “SEC” is defined in Section 6.3(a)(i).

1.101      “Securities Regulators” is defined in Section 6.3(a)(i).

1.102      “Selling Party” is defined in Section 1.81.

1.103      “Sublicensee” means, with respect to Avenue, a Third Party or Avenue Affiliate who is granted a license, either directly or indirectly, under the Licensor IP licensed to Avenue in accordance with Section 2.2 of the License Agreement.

1.104      “Subscription Agreement” is defined in the recitals.

1.105      “Subsequent Licensee” means a Third Party, other than Avenue or its Affiliate, who is granted a license, either directly or indirectly, under the Licensor IP by Licensor after the Effective Date.

1.106      “Subsequent License Revenue” means all upfront payment and development or regulatory milestone payments received by Licensor from a Subsequent Licensee solely as consideration for the grant to such Subsequent Licensee of a license of the rights under Licensor IP in the Territory in the Field.

1.107      “Subsequent Licensing Fixed Payment” is defined in Section 4.4(a).

1.108      “Subsequent Licensing Fixed Payment Approval Amount” is defined in Section 4.4(b).

1.109      “Subsidiary” means, with respect to a Party, any corporation or other business entity: (a) in which such Party owns, directly or indirectly through one (1) or more intermediaries, fifty percent (50%) or more of the voting securities or other voting interest; (b) in which such Party possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such corporation or business entity, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

1.110      “Termination” is defined in Section 2.1.

1.111      “Terminating Agreements” is defined in the recitals.

1.112      “Territory” means United States of America, Canada, European Union, Great Britain and Israel.

1.113      “Third Party” means any Person other than Licensor or Avenue that is not an Affiliate of Licensor or of Avenue. “Third-Party” has the corresponding meaning.

1.114      “Third-Party Claim” means any and all suits, claims, actions, proceedings, or demands brought by a Third Party.

1.115      “Third-Party License” is defined in Section 4.3(c).

1.116      “Third-Party Royalties” is defined in Section 4.3(c).

1.117      “Transferred Assets” is defined in Section 2.2(a).

1.118      “Transferred Avenue-Developed Program IP” is defined in Section 2.2(a)(i).

1.119      “United States,” or “U.S.” means the United States of America, including its territories and possessions.

1.120      “Valid Claim” means a claim of a Patent that: (a) has issued and has not expired, lapsed, been cancelled, or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, unpatentable, revoked, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken (with respect to U.S. Patents, other than by a petition to the United States Supreme Court for a writ of certiorari), including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant review, post grant procedures, or similar proceedings; or (b) is in a pending patent application that has not been abandoned, disclaimed, canceled or finally disallowed without the possibility of appeal or refiling and which has been pending for no longer than seven (7) years and continues to be prosecuted in good faith.

2.             Termination of the Terminating Agreements

2.1           Termination of the Terminating Agreements. On the terms and subject to the conditions of this Agreement, each Terminating Agreement is hereby terminated (the “Termination”) and is null and void and of no further force or effect, effective as of the Effective Date.

2.2           Effects of Termination.

(a)           Transfer of Assets. By way of expansion and not of limitation of any specific rights set forth elsewhere herein, Avenue, on behalf of itself and all Avenue Representatives, hereby irrevocably and unconditionally sells, assigns, transfers, conveys and delivers to Licensor, free and clear of any and all Encumbrances, all right, title and interest that Avenue or any Avenue Representatives have in, to and under any assets to the extent arising under the License Agreement and otherwise related to the Licensor Products (the “Transferred Assets”), and Licensor hereby accepts and assumes all of the Transferred Assets. Except as expressly set forth in this Agreement, as a result of entering into this Agreement or otherwise, (x) Licensor shall not assume or have any responsibility for any liabilities or obligations of Avenue or any of Avenue’s Affiliates, and (y) Avenue does not and shall not assume or have any responsibility for any liabilities or obligations of Licensor or any of Licensor’s Affiliates, including with respect to the Licensor Product and/or Licensor Molecule. Transferred Assets shall include all of Avenue’s or its Affiliates’ right, title and interest in, to and under any and all:

(i)            Know-How and Inventions solely arising from Avenue’s or Avenue Representatives’ activities under the License Agreement, whether such Know-How or Inventions were conceived or reduced to practice solely by Avenue or any Avenue Representatives or jointly by Licensor and Avenue (or any Avenue Representatives), including (A) any Patents covering any such Inventions, (B) data generated from NEXT Bio Research Services, LLC (“NEXT”), (C) natural history data (i.e., all observational data collected relating to course of disease, disease progression and patient outcome without interventions or treatments) and (D) study data and documents relating to the studies performed by or in conjunction with National Institutes of Health (“NIH”), UC Irvine and University of Michigan (collectively, “Transferred Avenue-Developed Program IP”);

(ii)           Regulatory Materials Controlled by Avenue, in each case, to the extent solely related to the Licensor Products and necessary for Developing, Manufacturing, or Commercializing such Licensor Products in the Field in the Territory; and

(iii)          (A) Development Plans prepared and updated pursuant to Section 4.4 of the License Agreement and all Development reports provided to Avenue pursuant to Section 4.5 of the License Agreement, (B) plans furnished by Avenue or any of its Sublicensees summarizing Avenue or its Sublicensees’ launch strategy for any Licensor Product in a Major Market Country pursuant to Section 4.8 of the License Agreement, and (C) all scientific records related to Avenue’s Development and (if applicable) Manufacturing efforts solely with respect to Licensor Product in the Field, and reflecting all work done and results achieved in the performance of the Development and (if applicable) Manufacturing solely with respect to the Licensor Product in the Field under the License Agreement.

(b)           Payment Obligations. All applicable payment obligations under the License Agreement are hereby terminated.

(c)           Return of Confidential Information. Promptly, but in no event later than thirty (30) days after the Effective Date, each Party shall either destroy or return or cause to be returned to the other Party all Confidential Information in tangible form received from such other Party and all copies thereof and all materials substances or compositions delivered or provided by the other Party as instructed by the other Party, provided that each Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for archival purposes. Notwithstanding the foregoing, neither Party shall be required to delete or destroy any electronic back-up files that have been created solely by the automatic or routine archiving and back-up procedures of such Party, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures. For the avoidance of doubt, each of the foregoing exceptions to the Parties’ obligations to return or destroy Confidential Information upon termination of this Agreement are subject to the terms and conditions set forth in Section 6, including the Parties’ obligations with respect to the retention of Confidential Information set forth in Section 6.1.

(d)           Reversion of Rights. The rights and licenses granted to Avenue under Section 2.1 of the License Agreement are hereby terminated, and all such rights hereby revert to Licensor. Avenue acknowledges and agrees that (i) as of the Effective Date, Avenue is not Developing, Manufacturing, and/or Commercializing, and (ii) from and after the Effective Date Avenue shall not Develop, Manufacture, and/or Commercialize, the Licensor Products.

(e)           Use of Confidential Information. Each Party shall have the right to use the other Party’s Confidential Information solely to the extent necessary to exercise any rights and fulfill any obligations under this Agreement; subject to the terms and conditions of Section 6.

(f)           Further Assurances. From time to time, as and when reasonably requested by any Party to this Agreement, the other Party will execute and/or deliver, or cause to be executed and/or delivered, all such documents, instruments, information (including business contacts of existing or potential Sublicensees or partners), conveyances and assurances and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Licensor and the other transactions contemplated by this Agreement, and otherwise achieve the purpose and intent of this Agreement. For the avoidance of doubt, Licensor is entitled to directly contact any Third Party, including NEXT, NIH, UC Irvine and University of Michigan, to request any data, documents, instruments or information related to the Transferred Assets for the purpose of this Agreement.

3.             Development, Manufacturing and Commercialization

3.1           For a period of forty-eight (48) months after the Effective Date, Avenue shall not, either directly by itself or indirectly through any Subsidiary, Sublicensee or Third Party, Develop, Commercialize, Manufacture, use, sell, offer for sale, import or export any Competing Product in the Field in any part of the Territory.

3.2           As of the Effective Date, Licensor will have sole control over Development, Manufacturing and Commercialization of Licensor Product and have the right to terminate foregoing activities for any reason in its sole discretion. Avenue will have no recourse against Licensor for failure to achieve any Milestone Event.

4.             Financial Terms

4.1           Termination Fee. Licensor shall pay to Avenue in cash by wire transfer of immediately available funds an aggregate amount equal to $2,000,000 as follows:

(a)           within thirty (30) days of the Effective Date, Licensor shall pay to Avenue $1,000,000; and

(b)           within ninety (90) days of the Effective Date, Licensor shall pay to Avenue $1,000,000.

4.2           Milestones. Subject to the terms of this Section 4.2 and Section 4.5, upon the achievement of each milestone event set forth in the columns labeled “Milestone Event” in Table 4.2(a), Table 4.2(b) and Table 4.2(c) (each such event, a “Milestone Event”), with respect to the Licensor Product achieving such Milestone Event under this Agreement, Licensor shall provide Avenue with a written notice within ten (10) calendar days of the achievement of a Milestone Event. Licensor shall pay to Avenue the corresponding amounts set forth beside such Milestone Event in the columns labeled “Milestone Payment” in Table 4.2(a), Table 4.2(b) and Table 4.2(c) (each such amount, a “Milestone Payment”).

(a)           Development Milestones.

Table 4.2(a)

Milestone Event		Milestone Payment
(i)	Receipt of the official minutes from Licensor’s next Type-A or Type-B meeting with the FDA, whether in person, electronically, or in writing, regarding a Licensor Product in connection with clinical development program of a Licensor Product in the Field in the United States, or, in the event that Licensor’s next meeting is a Type-C meeting with the FDA, then upon administration to the first patient of the first dose in the first Registrational Trial of a Licensor Product in the Field in the United States	$[***]
(ii)	Administration to the last patient of the last dose in the first Registrational Trial of a Licensor Product in the Field in the United States	$[***]

(b)           Regulatory Milestones.

Table 4.2(b)

Milestone Event		Milestone Payment
(i)	First submission by or on behalf of Licensor, its Affiliate or a Subsequent Licensee of an NDA for a Licensor Product in the Field to the FDA	$[***]
(ii)	First FDA approval of an NDA submitted by or on behalf of Licensor, its Affiliate or a Subsequent Licensee with respect to a Licensor Product in the Field	$[***]

(c)           Commercial Milestones.

Table 4.2(c)

Milestone Event		Milestone Payment
(i)	First anniversary of the First Commercial Sale of a Licensor Product in the Field in the U.S.	$[***]
(ii)	Second anniversary of the First Commercial Sale of a Licensor Product in the Field in the U.S.	$[***]
(iii)	Third anniversary of the First Commercial Sale of a Licensor Product in the Field in the U.S.	$[***]
(iv)	Fourth anniversary of First Commercial Sale of a Licensor Product in the Field in the U.S.	$[***]
(v)	Conclusion of the first calendar year during which Annual Net Sales equal or exceed $300,000,000	$[***]
(vi)	Conclusion of the first calendar year during which Annual Net Sales equal or exceed $500,000,000	$[***]
(vii)	Conclusion of the first calendar year during which Annual Net Sales equal or exceed $750,000,000	$[***]

In the event more than one of the Milestone Events set forth in Table 4.2(c) is met during a single Calendar Year, all such Milestone Payments will be paid in that Calendar Year. For the avoidance of doubt, no Milestone Payments will be payable in connection with any Development or Commercialization other than as set forth in Table 4.2(a), Table 4.2(b) and Table 4.2(c) above.

(d)          Each Milestone Payment shall be payable a maximum of one (1) time as set forth in Table 4.2(a), Table 4.2(b) and Table 4.2(c), regardless of the number of times the applicable Milestone Event is achieved (i.e., a maximum of two (2) Milestone Payments may be made pursuant to Table 4.2(a), a maximum of two (2) Milestone Payments may be made pursuant to Section 4.2(b) and a maximum of seven (7) Milestone Payments may be made pursuant to Section 5.2(c)), and no Milestone Payment shall be due hereunder for subsequent or repeated achievement of any such Milestone Event.

(e)          Payment of Milestone Payments. Licensor shall pay Avenue each Milestone Payment within sixty (60) calendar days following the date that the applicable Milestone Event has been achieved.

4.3           Royalties.

(a)           Royalty Rates. Subject to the terms of this Section 4.3 and Section 4.5, Licensor shall pay Avenue royalties on Annual Net Sales (“Royalty” or “Royalties”) in the Field during the applicable Royalty Term equal to the Annual Net Sales of the applicable Licensor Product multiplied by 1.75%, which Royalties shall be paid in accordance with Section 4.3(d).

(b)          Royalty Term. Licensor’s Royalty obligations to Avenue under Section 4.3(a) shall apply, on a country-by-country and Licensor Product-by-Licensor Product basis, only during the applicable Royalty Term for such Licensor Product in such country. Following the expiration of the applicable Royalty Term for a given Licensor Product in a given country, no further Royalties shall be payable with respect to sales of such Licensor Product in such country.

(c)          Royalty Reductions. In the event Licensor reasonably determines that the research, development, commercialization or other exploitation of a Licensor Product under this Agreement would infringe or misappropriate a Third Party’s Patents or Know-How absent a license from such Third Party (each such Third-Party license is referred to herein as a “Third-Party License”), Licensor shall have the right to deduct [***] percent ([***]%) of any royalties or similar payments paid to any such Third Party for a license to such Patents or Know-How (such consideration, “Third-Party Royalties”) from any payments due to Avenue under this Agreement, provided that such amounts payable to Avenue would not be reduced, with respect to any Calendar Quarter, below [***] percent ([***]%) of the amounts otherwise due to Avenue with respect to such Calendar Quarter without such offset. Any Third-Party Royalties not deducted in a Calendar Quarter will be carried forward to subsequent Calendar Quarters until deducted.

(d)          Payment of Royalty. Licensor shall: (i) (x) with respect to the Royalty payments owed to Avenue that are attributable to Licensor’s Net Sales, within thirty (30) calendar days following the end of each Calendar Quarter in which a Royalty payment pursuant to Section 4.3(a) accrues or (y) with respect to the Royalty payments owed to Avenue that are attributable to Net Sales by Subsequent Licensees, within thirty (30) calendar days following Licensor’s receipt of a report specifying such portion of the Net Sales from Subsequent Licensees, provide to Avenue a report specifying, for such Calendar Quarter (A) the Net Sales of Licensor Products that are subject to such Royalty, (B) the Royalty calculation and Royalties payable in Dollars and (C) any reduction(s) to the Royalty applied by Licensor pursuant to Section 4.3(c); (ii) make the Royalty payments owed to Avenue that are attributable to Licensor’s Net Sales within thirty (30) day calendar days from the end of the Calendar Quarter in which such payment accrues; and (iii) make the Royalty payments owed to Avenue that are attributable to Net Sales by Subsequent Licensees within thirty (30) calendar days after Licensor’s receipt of such amounts from such Subsequent Licensees.

4.4          Subsequent License Revenue.

(a)          Subject to the terms of this Section 4.4 and Section 4.5, Licensor shall pay Avenue 15% of Subsequent License Revenue received from a Subsequent Licensee (each such payment, a “Subsequent Licensing Fixed Payment”), up to, in the aggregate, $7,500,000.

(b)          If and only if Licensor obtains the NDA approval in the U.S. with respect to a Licensor Product that is licensed to a Subsequent Licensee, and if the aggregate amount of Subsequent Licensing Fixed Payments that have, as of such approval date, been paid to Avenue pursuant to Section 4.4(a) (the “Subsequent Licensing Fixed Payment Approval Amount”) is less than $4,000,000, then Licensor shall pay to Avenue the difference (the “Minimum Difference Payment”) between (i) $4,000,000 and (ii) the Subsequent Licensing Fixed Payment Approval Amount. The Minimum Difference Payment (and, for the avoidance of doubt, the total amount of Subsequent Licensing Fixed Payments paid by Licensor prior to payment of the Minimum Difference Payment) shall count towards and reduce the $7,500,000 cap on Subsequent Licensing Fixed Payments set forth in Section 4.4(a).

(c)           Payment of Subsequent Licensing Fixed Payment. Licensor shall: (i) within thirty (30) calendar days following Licensor’s receipt of a report specifying the Subsequent License Revenue from Subsequent Licensees, provide to Avenue a report specifying, (A) the Subsequent License Revenue generated (if any) and (B) a calculation of the Subsequent Licensing Fixed Payment owed by Licensor as a result; and (ii) make the Subsequent Licensing Fixed Payments owed to Avenue under this Section 4.4 in accordance with such report, in arrears, within thirty (30) calendar days after Licensor’s receipt of such amounts from its Subsequent Licensees. For the avoidance of doubt, all amounts payable pursuant to this Section 4.4 are distinct and separate from the Milestone Payments.

4.5           Additional Payment Terms.

(a)           Currency; Conversion. All payments hereunder shall be made in Dollars by wire transfer to a bank designated in writing by Avenue no later than the date by which the applicable payment must be made. Conversion of sales recorded in local currencies to Dollars shall be performed at the exchange rate stated in The Wall Street Journal, New York Edition at the close of the last Business Day of the Calendar Quarter to which such payment relates.

(b)           Taxes; Withholding.

(i)             Generally. Each Party shall pay any and all income taxes levied on account of all payments it receives under this Agreement, except as otherwise provided in this Section 4.5(b).

(ii)            Tax Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The Party that is required to make such withholding shall: (A) deduct those taxes from such payment; (B) timely remit the taxes to the proper taxing authority; and (C) send evidence of the obligation, together with proof of tax payment, to the other Party on a timely basis following such tax payment. Each Party shall reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 4.5(b)(ii) are reduced in amount to the fullest extent permitted by Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

(iii)           Late Payments. Licensor agrees that all payments or portions thereof required to be paid by Licensor under this Agreement which are not made when due shall accrue simple interest, to the extent permitted by Applicable Law, from the date due until paid, at a rate equal to the prime rate, as quoted in The Wall Street Journal (New York Edition) on the date on which the payment was due, plus two percent (2%), in each case, calculated on the number of days such payment is delinquent, compounded monthly.

(iv)          Foreign Currency Exchange. For any currency conversion from the currency of one country in which Licensor Products are sold into United States dollars (or another currency if applicable) required in determining the amount of Net Sales or any Royalties due hereunder, such conversion shall be calculated at the conversion rate as reported in The Wall Street Journal (New York Edition) (or if that is no longer published, the interbank rate quoted by Citibank, N.A.) on the last Business Day of the applicable quarterly period in which the Net Sales are determined.

4.6           Records; Audit Rights.

(a)          Records. Licensor shall keep complete, true and accurate books and records in accordance with its Accounting Standards in connection with this Agreement, including without limitation, Net Sales, Royalties, Subsequent License Revenue and Milestone Payments, for at least four (4) years following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law. Licensor shall cause each other Selling Party to keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement in relation to Net Sales, Royalties, Subsequent License Revenue and Milestone Payments for at least three (3) years following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law.

(b)          Audit Rights. Subject to the other terms of this Section 4.6(b), for four (4) years following the Effective Date, at the request of Avenue, which shall not be made more frequently than one (1) time per Calendar Year other than for cause, upon at least thirty (30) days’ prior written notice from Avenue, and at the expense of Avenue, Licensor shall permit an independent, nationally-recognized certified public accountant selected by Avenue and reasonably acceptable to Licensor (each, an “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by Licensor under Section 4.6(a). Prior to its inspection, the Auditor shall enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use with respect to the Confidential Information no less restrictive than those set forth in Section 6 and limiting the disclosure and use of such information by the Auditor to authorized representatives of the Parties and the purposes germane to Section 4.6(a). Results of any such review shall be binding on both Parties absent manifest error. Avenue shall treat the results of any Auditor’s review of Licensor’s records as Confidential Information of Licensor subject to the terms of Section 6. In the event such audit leads to the discovery of a discrepancy to Avenue’s detriment, Licensor shall, within thirty (30) days after receipt of such report from the Auditor, pay the amount of the discrepancy. Avenue shall pay the full cost of the audit unless the underpayment of amounts due by Licensor is greater than five percent (5%) of the amount due for the entire period being examined, in which case Licensor shall pay the reasonable cost charged by the Auditor for such review. Any undisputed overpayments by Licensor revealed by an examination shall be paid by Avenue within thirty (30) calendar days of Avenue’s receipt of the applicable report. This Section 4.6(b) shall survive any expiration or termination of this Agreement.

4.7           Equity. Avenue shall, within thirty (30) days after the Effective Date, repurchase from Licensor all shares of Avenue common stock (the “Common Stock”) issued to Licensor pursuant to the Subscription Agreement for $1.00.

4.8           Legal Fees. Avenue shall, on the Effective Date, pay an undisputed amount of $200,000 to Licensor by wire transfer of immediately available funds to a bank designated in writing by Licensor for Licensor’s legal expenses incurred in connection with this Agreement and prior disputes related to the Termination. For the avoidance of doubt, such payment shall not constitute any admission of liability.

5.             Release of Claims.

5.1           Release by Avenue.

(a)           On the Effective Date, Avenue, on its behalf and on behalf of each of its Affiliates, and on behalf of any executors, administrators, personal representatives, successors, assigns, agents, advisors, employees, directors, officers, representatives and other affiliated or related persons of any of the foregoing (collectively referred to herein as the “Avenue Releasing Parties” and each is referred to herein individually as a “Avenue Releasing Party”), hereby irrevocably, fully and unconditionally releases and forever discharges each of the Licensor Releasees (as defined below) from any and all Claims which any Avenue Releasing Party may now own, hold, have or claim to have against any of the Licensor Releasees for, upon or by reason of any nature, cause, action or inaction or thing whatsoever, from the beginning of the world to the time of the execution and delivery of this Agreement by the Parties, arising out of, related to or concerning the Terminating Agreements, the Proceedings, and/or all Licensor Products (the “Avenue Released Claims”); provided, however, that this Agreement shall not release or discharge rights and obligations pursuant to the terms of this Agreement, including for indemnification under Section 8. “Licensor Releasees” means, collectively, (i) Licensor, (ii) each current and former Affiliate of Licensor, (iii) each current and former direct or indirect shareholder, member or other equity holder of any person referenced in the preceding clauses (i) and (ii) and each current and former Affiliate of each such shareholder, member and each such other equity holder, (iv) each current and former predecessor, successor, heir, executor, administrator, personal representative, agent and assign of any person referenced in any of the preceding clauses (i) through (iii), and (v) each current and former attorney, agent, advisor, director, manager, officer, shareholder, member, general partner, limited partner, other equity holder, representative, control person or employee of any person referenced in any of the immediately preceding clauses (i) through (iv) (and each other person with a functionally equivalent role of a person holding such titles notwithstanding the lack of such title or any other title), and each of their respective agents, personal representatives, heirs, executors, administrators, predecessors, successors and permitted assigns.

(b)          Each of the Avenue Releasing Parties covenants that no Avenue Releasing Party shall sue, or bring, or otherwise pursue, any Avenue Released Claims against any of the Licensor Releasees (regardless of whether the release of any such Avenue Released Claim is enforceable under, or prohibited by, applicable law, equity or otherwise).

(c)           AVENUE, ON BEHALF OF ITSELF AND ITS AFFILIATES, ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH IT NOW KNOWS OR BELIEVES TO EXIST WITH RESPECT TO THE AVENUE RELEASED CLAIMS, THE FACTS AND CIRCUMSTANCES ALLEGED IN THE PROCEEDINGS, AND/OR THE SUBJECT MATTER OF THIS LICENSE AGREEMENT OR THIS AGREEMENT, WHICH, IF KNOWN OR SUSPECTED AT THE TIME OF EXECUTING THIS AGREEMENT, MAY HAVE MATERIALLY AFFECTED THIS AGREEMENT. NEVERTHELESS, UPON THE EFFECTIVENESS OF THE RELEASE OF THE AVENUE RELEASED CLAIMS AS SET FORTH IN THIS SECTION 5.1, AVENUE, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES THAT THE AVENUE RELEASED CLAIMS INCLUDE WAIVERS OF ANY RIGHTS, CLAIMS OR CAUSES OF ACTION THAT MIGHT ARISE AS A RESULT OF SUCH DIFFERENT OR ADDITIONAL CLAIMS OR FACTS. AVENUE, ON BEHALF OF ITSELF AND ITS AFFILIATES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE AND POTENTIAL CONSEQUENCES OF SUCH A RELEASE OF UNKNOWN UNITED STATES AND OTHER JURISDICTION CLAIMS AND OF SUCH A SPECIFIC WAIVER OF RIGHTS. AVENUE, ON BEHALF OF ITSELF AND ITS AFFILIATES, INTENDS THAT THE CLAIMS RELEASED BY IT UNDER THIS RELEASE BE CONSTRUED AS BROADLY AS POSSIBLE TO THE EXTENT THEY RELATE TO THE PENDING CLAIMS.

5.2           Release by the Licensor.

(a)           Licensor, on its behalf and on behalf of each of its Affiliates, and on behalf of any executors, administrators, personal representatives, successors, assigns, agents, advisors, employees, directors, officers, representatives and other affiliated or related persons of any of the foregoing (collectively referred to herein as the “Licensor Releasing Parties” and each is referred to herein individually as a “Licensor Releasing Party”), hereby irrevocably, fully and unconditionally releases and forever discharges each of the Avenue Releasees (as defined below) from any and all Claims which any Licensor Releasing Party may now own, hold, have or claim to have against any of the Avenue Releasees for, upon or by reason of any nature, cause, action or inaction or thing whatsoever, from the beginning of the world to the time of the execution and delivery of this Agreement by the Parties, arising out of, related to or concerning the Terminating Agreements, the Proceedings, and/or all Licensor Products (the “Licensor Released Claims”); provided, however, that this Agreement shall not release or discharge rights and obligations pursuant to the terms of this Agreement, including for indemnification under Section 8. “Avenue Releasees” means, collectively, (i) Avenue, (ii) each current and former Affiliate of Avenue, (iii) each current and former direct or indirect shareholder, member or other equity holder of any person referenced in the preceding clauses (i) and (ii) and each current and former Affiliate of each such shareholder, member and each such other equity holder, (iv) each current and former predecessor, successor, heir, executor, administrator, personal representative, agent and assign of any person referenced in any of the preceding clauses (i) through (iii) and (v) each current and former attorney, agent, advisor, director, manager, officer, shareholder, member, general partner, limited partner, other equity holder, representative, control person or employee of any person referenced in any of the immediately preceding clauses (i) through (iv) (and each other person with a functionally equivalent role of a person holding such titles notwithstanding the lack of such title or any other title), and each of their respective agents, personal representatives, heirs, executors, administrators, predecessors, successors and permitted assigns.

(b)          Each of the Licensor Releasing Parties covenants that no Licensor Releasing Party shall sue, or bring, or otherwise pursue, any Licensor Released Claims against any of the Avenue Releasees (regardless of whether the release of any such Licensor Released Claim is enforceable under, or prohibited by, applicable law, equity or otherwise).

(c)           LICENSOR, ON BEHALF OF ITSELF AND ITS AFFILIATES, ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH IT NOW KNOWS OR BELIEVES TO EXIST WITH RESPECT TO THE LICENSOR RELEASED CLAIMS, THE FACTS AND CIRCUMSTANCES ALLEGED IN THE PROCEEDINGS, AND/OR THE SUBJECT MATTER OF THE LICENSE AGREEMENT OR THIS AGREEMENT, WHICH, IF KNOWN OR SUSPECTED AT THE TIME OF EXECUTING THIS AGREEMENT, MAY HAVE MATERIALLY AFFECTED THE AGREEMENT. NEVERTHELESS, UPON THE EFFECTIVENESS OF THE RELEASE OF THE LICENSOR RELEASED CLAIMS AS SET FORTH IN THIS SECTION 5.2, LICENSOR, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES THAT THE LICENSOR RELEASED CLAIMS INCLUDE WAIVERS OF ANY RIGHTS, CLAIMS OR CAUSES OF ACTION THAT MIGHT ARISE AS A RESULT OF SUCH DIFFERENT OR ADDITIONAL CLAIMS OR FACTS. LICENSOR, ON BEHALF OF ITSELF AND ITS AFFILIATES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE AND POTENTIAL CONSEQUENCES OF SUCH A RELEASE OF UNKNOWN UNITED STATES AND OTHER JURISDICTION CLAIMS AND OF SUCH A SPECIFIC WAIVER OF RIGHTS. LICENSOR, ON BEHALF OF ITSELF AND ITS AFFILIATES, INTENDS THAT THE CLAIMS RELEASED BY IT UNDER THIS RELEASE BE CONSTRUED AS BROADLY AS POSSIBLE TO THE EXTENT THEY RELATE TO THE PENDING CLAIMS.

5.3           Dismissal of Pending Disputes. In partial consideration of entering into this Agreement, within one Business Day of the signing of the Agreement, Avenue shall cause to be submitted a stipulation of dismissal, substantially in the form attached hereto as Exhibit C, to terminate the pending arbitration ICC Case No. 29323/YMK (the “Arbitration”).

6.             Confidentiality

6.1           Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which received or receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to the License Agreement or this Agreement shall: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Section 6; (c) cause its Affiliates, advisors or other Persons that receive any Confidential Information from or at the direction of the Receiving Party to abide by the confidentiality and non-use provisions of this Agreement, including the terms and conditions of this Section 6; and (d) not use such Confidential Information for any purpose except those permitted under this Agreement. The obligations of confidentiality, non-disclosure and non-use under this Section 6 shall remain in full force and effect from the Effective Date until five (5) years following the Effective Date. The Receiving Party shall return all copies of, or destroy the Confidential Information of the Disclosing Party disclosed or transferred to it by the other Party pursuant to this Agreement, promptly, but in any event within thirty (30) days after the termination (but not the expiration) of this Agreement, provided that subject to the other provisions of this Section 6, a Party may retain: (x) Confidential Information of the other Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement; (y) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof; and (z) the Disclosing Party’s Confidential Information contained in the Receiving Party’s electronic back-up files that are created in the normal course of business pursuant to the Receiving Party’s standard protocol for preserving its electronic records; provided, however, that any such Confidential Information retained by the Receiving Party pursuant to clauses (x), (y), or (z) of this Section 6.1 shall continue to be subject to the terms and conditions of this Section 6, until such time that the Receiving Party no longer retains such Confidential Information pursuant to clauses (x), (y), or (z) of this Section 6.1.

6.2           Exceptions. Section 6.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:

(a)           was known to the Receiving Party or any of its Affiliates, as evidenced by written records, prior to disclosure by the Disclosing Party;

(b)          is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof, provided that such Third Party is not and was not prohibited from disclosing such Confidential Information to the Receiving Party by a legal, fiduciary or contractual obligation owing to the Disclosing Party;

(c)           is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

(d)           is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to, use of, or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3           Authorized Disclosure and Use.

(a)           Disclosure. Notwithstanding Section 6.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

(i)            subject to Section 6.4(a), to comply with Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange in any jurisdiction) (collectively, the “Securities Regulators”) or with judicial process (including prosecution or defense of litigation), if, in the reasonable opinion of the Receiving Party’s counsel, competent advisor or the Regulatory Authority, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation);

(ii)           disclosure to governmental or other regulatory agencies in order to obtain Patents, to obtain or maintain approval to conduct Clinical Trials, or to market the Licensor Molecule or Licensor Products under this Agreement, in each case, in accordance with this Agreement, provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available;

(iii)          disclosure to any of its officers, directors, employees, consultants, agents, Affiliates or permitted subcontractors for the purpose of such subcontractors performing obligations of such Party under this Agreement, provided that, prior to any such disclosure, each such disclosee is bound by reasonable and customary written obligations of confidentiality, non-disclosure and non-use, including, in the case of disclosure to Third Parties, obligations that are consistent with the obligations set forth in this Section 6, provided that, in each of the above situations described in this Section 6.3(a)(iii), the Receiving Party shall be liable to the Disclosing Party for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 6.3(a)(iii) to treat such Confidential Information as required under this Section 6;

(iv)          disclosure to any actual or potential acquirer, or prospective investment bankers, investors, lenders, or other financial partners, provided that (A) prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use consistent with the obligations set forth in this Section 6, (B) such disclosure shall solely be in the form of the redacted version of this Agreement, which version has been agreed upon by the Parties in good faith, including any such redacted version that has been agreed upon for actual or potential filing to the SEC, and (C) it being understood and agreed that only after negotiations between the Receiving Party and any such Third Party have progressed so that the Receiving Party reasonably and in good faith believes that consummation of the proposed transaction with such Third Party is imminent (e.g., commencement of Third Party’s due diligence in an M&A transaction), the Receiving Party may provide an unredacted version of this Agreement to such Third Party; and

(v)           disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement, provided that prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use that are at least as stringent with respect to the disclosure and non-use of Confidential Information as the obligations set forth in this Section 6 (provided that in the case of legal advisors, no written agreement shall be required), to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement, provided that in each of the above situations in this Section 6.3(a)(v), the Receiving Party be liable to the Disclosing Party for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 6.3(a)(v) to treat such Confidential Information as required under this Section 6.

(b)           Use. Each Party shall have the right to use the Confidential Information of the other Party to fulfill its obligations and exercise its rights under this Agreement, including with respect to Licensor the use of Confidential Information that is deemed to be Avenue’s to issue the press releases described in Section 6.6.

(c)           Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 6.3, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.

6.4           Terms of this Agreement. The Parties agree that this Agreement, the terms hereof, the transactions contemplated hereby and any other agreement, document, instrument or certificate contemplated by this Agreement, shall be deemed to be Confidential Information of both Licensor and Avenue, and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Party, provided that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 6.3, Section 6.4(a), or Section 6.6, as applicable.

(a)           Securities Filing; Disclosure Under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or other Persons as may be required by Applicable Law, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by Applicable Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a redacted form of this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of a copy of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party shall have the right to make such disclosure at the time and in the manner reasonably determined by its counsel or competent advisor to be required by the Securities Regulator or the other Person; provided that conditions in (a)-(c) are not required to be satisfied for Licensor’s disclosure required by any Securities Regulator or other Person as required by Applicable Law related to (i) any dispute arising from this Agreement or (ii) any Licensor Product.

6.5           Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 6.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or pursuant to Section 6.4(a).

6.6           Publicity. The Parties intend the final content of any public announcement of the execution of this Agreement must be mutually agreed upon by both Parties prior to being issued by either party. Each Party agrees not to issue any other press release or other public statement (except to the extent required by Applicable Law or pursuant to Section 6.4(a)) disclosing other information relating to this Agreement or the transactions contemplated hereby that contains information not previously publicly disclosed in accordance with this Section 6.6 without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that, subject to Section 6.7, each Party may make public statements in which the name of the other Party appears without the prior written consent of such other Party if (x) such statements are the subject of an approval previously granted hereunder and (y) each such statement is true and accurate as of the time made. Each Party shall cause the other Party to be notified within twenty-four (24) hours prior to any major public release relating to this Agreement and required by Applicable Law or applicable securities exchange rules.

6.7           Non-Disparagement. The Parties agree that each Party will not, individually or on behalf of any other Person, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the business, integrity, reputation or good will of the other Party or its management, officers, employees, independent contractors or consultants. This provision shall not prevent any Person from responding truthfully to a court order, subpoena, government audit or investigation or as otherwise required by law or from providing truthful testimony in a dispute involving the Parties.

7.             Representations & Warranties; Covenants

7.1           Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party that:

(a)          as of the Effective Date, such Party is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation and has full requisite power and authority, corporate or otherwise, to enter into this Agreement and to carry out the provisions hereof;

(b)          as of the Effective Date, such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)           as of the Effective Date, this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) laws governing specific performance, injunctive relief and other equitable remedies;

(d)          as of the Effective Date, the execution, delivery and performance of this Agreement by such Party does not and will not breach, violate or conflict with such Party’s charter documents, bylaws or other organizational documents, any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);

(e)           as of the Effective Date, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or shall be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except: as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials;

(f)           as of the Effective Date, it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as may be required to seek or obtain Regulatory Approvals or applicable Regulatory Materials;

(g)          as of the Effective Date, it has not been debarred or is subject to debarment and it will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FD&C Act or who is the subject of a conviction described in such section. It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending, relating to the debarment or conviction of it or any such Person performing services hereunder; and

(h)          prior to the Effective Date, the Terminating Agreements constituted all of the agreements, understandings, and contracts existing between the Parties and/or their Affiliates.

7.2           Representations and Warranties of Avenue. Avenue hereby represents and warrants to Licensor, as of the Effective Date, that:

(a)           Avenue, directly or indirectly through its Affiliates, owns of all of the Transferred Assets, free and clear of any Encumbrances, and has all rights necessary to transfer the Transferred Assets in accordance with the terms of this Agreement.  To Avenue’s knowledge, no Third Party has made any claim or assertion challenging Avenue’s sole and exclusive ownership of all right, title and interest in and to the Transferred Assets, free and clear of all Encumbrances;

(b)          none of Avenue or any of its Affiliates is in violation of any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Transferred Assets;

(c)           none of Avenue or any of its Affiliates has incurred any debts, liabilities, claims against or obligations, and to Avenue’s knowledge, there is no reasonable legal basis therefor, that may materially adversely affect the ownership of the Transferred Assets or the use thereof by Licensor in the manner currently used by Avenue;

(d)          (i) Avenue is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement; (ii) immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Avenue will be able to pay its liabilities as they become due in the ordinary course of its business; and (iii) no bankruptcy, reorganization, debt arrangement or other case or action under any bankruptcy or insolvency law has been commenced with respect to Avenue;

(e)           Avenue (i) does not own or license any Patents or Patent applications that cover a Competing Product and (ii) is not currently engaging in any Development or Commercialization of any Competing Product; and

(f)           prior to the Effective Date, the Terminating Agreements constituted all of the agreements, understandings, and contracts existing between the Parties and/or their Affiliates.

7.3           Additional Covenants.

(a)          Avenue shall not, and shall ensure that its Affiliates shall not, without the prior written consent of Licensor, solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of Licensor or any of its Affiliates who has been as of, or becomes after the Effective Date, involved in the discussion leading to this Agreement, or the Development, Manufacture, or Commercialization of the Licensor Molecule or Licensor Products to terminate such employee’s relationship with Licensor or its Affiliates.

(b)         Upon reasonable notice, during nine (9)-month period following the Effective Date, Avenue shall cause its officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel and representatives of Licensor reasonable access, upon Licensor’s reasonable request, during normal business hours, to the offices, properties, plants, other facilities, books and records of Avenue relating to the Transferred Assets and to those officers, directors, employees, agents, accountants and counsel of Avenue who have any knowledge relating to the Transferred Assets, and (ii) furnish to the officers, employees, agents, accountants, counsel and representatives of Licensor such additional information regarding Transferred Assets as Licensor may from time to time reasonably request.

(c)          For three (3) months after the Effective Date, Avenue shall provide, or cause to be provided, to Licensor and its Affiliates those transition services that are reasonably requested by Licensor and are currently provided by Avenue and its Affiliates (but not, for the avoidance of doubt, any consultants to Avenue and/or its Affiliates) with respect to the Licensor Products, including administrative, “back-office,” support, integration, distribution, cooperation and other similar services; provided that (i) such services shall not extend beyond the purpose of transferring the Transferred Assets in accordance with Section 2.2(a), (ii) such services shall be provided at Avenue’s sole cost, (iii) Avenue shall not be required to perform any services that it cannot perform under Applicable Law, and (iv) such services shall not exceed, in the aggregate, sixty (60) hours per month. If requested by Licensor, the Parties will negotiate in good faith, and enter into, a mutually acceptable transition services agreement in relation to the foregoing.

7.4          Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW OR ANY COMPONENT OF THE TRANSFERRED ASSETS, INCLUDING ANY AND ALL WARRANTIES OF VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, OR NON-INFRINGEMENT OF ANY THIRD-PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. LICENSOR DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, MANUFACTURE, OR COMMERCIALIZE ANY LICENSED MOLECULE OR LICENSOR PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OF SUCH LICENSOR PRODUCT WILL BE ACHIEVED.

8.             Indemnification; Limitation of Liability

8.1           Indemnification by Avenue. Avenue shall indemnify, defend and hold harmless Licensor, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Licensor Indemnitees”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third-Party Claim based upon:

(a)           the Development, Manufacture, or Commercialization of any Licensor Molecule or Licensor Product in the Field in the Territory by Avenue, its Affiliates, or its Sublicensees on or prior to the Effective Date;

(b)           the ownership or use of the Transferred Assets on or prior to the Effective Date;

(c)           the gross negligence or willful misconduct of Avenue or its Affiliates or its or their respective directors, officers, employees, consultants, subcontractors, or agents, in connection with Avenue’s performance of its obligations under this Agreement; or

(d)           any breach by Avenue of any of its representations, warranties, covenants, agreements or obligations under this Agreement.

Notwithstanding the foregoing, Avenue’s obligation to indemnify pursuant to this Section 8.1 shall not apply to any Third-Party Claims for which Licensor is required to indemnify Avenue pursuant to Section 8.2.

8.2           Indemnification by Licensor. Licensor shall indemnify and hold harmless Avenue, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Avenue Indemnitees”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third-Party Claim based upon:

(a)           the Development, Manufacture, or Commercialization of any Licensor Molecule or Licensor Product after the Effective Date;

(b)           the ownership or use of the Licensor IP by Licensor, its Affiliates or Subsequent Licensees;

(c)           the ownership of use of the Transferred Assets on or after the Effective Date;

(d)           the Manufacture of any Licensor Molecule or Licensor Product for Licensor, its Affiliates or a Third Party;

(e)          the gross negligence or willful misconduct of Licensor or its Affiliates or its or their respective directors, officers, employees, consultants, subcontractors or agents, in connection with Licensor’s performance of its obligations under this Agreement; or

(f)           any breach by Licensor of any of its representations, warranties, covenants, agreements or obligations under this Agreement or of applicable law, including U.S. securities laws governing insider trading.

Notwithstanding the foregoing, Licensor’s obligation to indemnify pursuant to this Section 8.2 shall not apply to any Third-Party Claims for which Avenue is required to indemnify Licensor pursuant to Section 8.1.

8.3           Indemnification Procedure.

(a)          If a Party is seeking indemnification pursuant to Section 8.1 or Section 8.2, as applicable (such Party, the “Indemnitee”), it shall inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 8.1 or Section 8.2, as applicable, as soon as reasonably practicable after receiving notice of or otherwise becoming aware of the claim (an “Indemnification Claim Notice”), provided that any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 8.1 or Section 8.2, as applicable, except to the extent that such delay or failure prejudices the Indemnitor’s ability to defend against the relevant claims or results in increased Damages to the Indemnitor.

(b)          The Indemnitor shall have the right, upon written notice given to the Indemnitee within thirty (30) days after receipt of the Indemnification Claim Notice (and, where the Indemnitor is Licensor, subject to receipt of Avenue’s prior written consent), to assume, at its own expense, the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 8.1 or Section 8.2, as applicable. The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee shall have the right to participate, at its own expense, and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.

(c)           The Indemnitor shall not settle any claim to which it is subject pursuant to Section 8.1 or Section 8.2, as applicable, without first obtaining the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned, or delayed, provided that the Indemnitor shall not be required to obtain such consent if the settlement: (i) involves only the payment of money and shall not result in the Indemnitee (or other Licensor Indemnitees or Avenue Indemnitees, as applicable) becoming subject to injunctive, equitable, or other similar type of relief, including any restrictions on the operations of the business of the Indemnitee; (ii) does not require an admission by the Indemnitee (or other Licensor Indemnitees or Avenue Indemnitees, as applicable); (iii) does not adversely affect the rights or licenses granted to the Indemnitee (or its Affiliate) under this Agreement; and (iv) includes a general release of all Third-Party Claims against the Indemnitee by the applicable Third Party, if any, for which the Indemnitor is obligated to indemnify the Indemnitee pursuant to this Section 8. The Indemnitee shall not settle or compromise any such claim without first obtaining the prior written consent of the Indemnitor.

(d)          If the Parties cannot agree as to the application of Section 8.1 or Section 8.2, as applicable, with respect to any claim, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 8.1 or Section 8.2, as applicable, upon resolution of the underlying claim. In each case, the Indemnitee shall reasonably cooperate with the Indemnitor and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Section 6.

8.4           Limitation of Liability. NEITHER LICENSOR NOR AVENUE, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), REGARDLESS OF WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE, AND REGARDLESS OF WHETHER SUCH PARTY OR ITS REPRESENTATIVES HAS BEEN ADVISED OF OR OTHERWISE ANTICIPATED THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, THIS SECTION 8.4 SHALL NOT APPLY TO: (a) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8; OR (b) DAMAGES ARISING FROM EITHER PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, FRAUD, OR BREACH OF SECTION 6. NEITHER PARTY’S LIABILITY FOR INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 8 SHALL EXCEED THREE HUNDRED MILLION DOLLARS ($300,000,000). FOR THE AVOIDANCE OF DOUBT, THIS SECTION DOES NOT LIMIT OBLIGATIONS TO MAKE PAYMENTS SET FORTH IN ARTICLE IV.

8.5           Right of Set-off. Notwithstanding anything to the contrary in this Agreement, the Parties agree that Licensor shall have the right to set-off any payments that, in accordance with this Agreement, are finally and conclusively determined pursuant to the dispute resolution procedures set forth herein to be due but remain unpaid by Avenue to Licensor under this Agreement against any payments that, in accordance with this Agreement, are determined to be due but remain unpaid by Licensor to Avenue under this Agreement. The right of set-off pursuant to this Section 8.5 is not Licensor’s sole remedy for amounts owed to Licensor by Avenue, and Licensor shall have the right, subject to the provisions of this Agreement, to insist on payment directly from Avenue for any payments due but unpaid by Avenue to Licensor under this Agreement.

9.             Miscellaneous

9.1            Severability. If one (1) or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and such term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

9.2           Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail, in each case, addressed as set forth below unless changed by notice so given; or (c) via email.

Address for notices to Licensor:                        AnnJi Pharmaceutical Co., Ltd.

Attn: CEO

[***]

with a copy to (which copy shall not constitute notice hereunder):

AnnJi Pharmaceutical Co., Ltd.

Attn: Legal

[***]

and

Greenberg Traurig, LLP

Attn:

[***]

Address for notices to Avenue:                          Avenue Therapeutics, Inc.

Attn: CEO

1111 Kane Concourse, Suite 301

Bay Harbor Islands, FL 33154

[***]

with a copy to (which copy shall not constitute notice hereunder):

Avenue Therapeutics, Inc.

Attn: Legal

1111 Kane Concourse, Suite 301

Bay Harbor Islands, FL 33154

[***]

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 9.2.

9.3           Force Majeure. A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party (each, a “Force Majeure Event”), including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather, provided that the affected Party: (a) promptly notifies the other Party; and (b) shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise and persist for more than ninety (90) days, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution. Notwithstanding anything to the contrary, threats of acts or actual acts of political or military activity and/or war, by and between the country of Taiwan, on the one hand, and the People’s Republic of China, or any of its allies, on the other hand, shall not constitute a Force Majeure Event.

9.4          Assignment.

(a)           Generally. Except as expressly permitted herein, this Agreement or any rights or obligations contained herein may not be assigned or transferred by Licensor except as expressly permitted hereunder without first obtaining the prior written consent of Avenue, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Licensor may assign this Agreement, without such consent, to its successor in interest in connection with a transaction or series of transactions with one or more Third Parties that is: (i) a merger, share exchange, or other reorganization of the assigning Party; (ii) the sale, by one or more stockholders or holders of equity securities, of stock or equity securities representing a majority of the voting power of Licensor; or (iii) the sale or exclusive license of all or substantially all of the assets of the Licensor, or a sale of all or substantially all of Licensor’s business or assets relating to the subject matter of this Agreement; or (iv) the acquisition of majority control of the board of directors or equivalent governing body of Licensor, for which, in the case of the foregoing clauses (i) or (ii), the stockholders or holders of other equity securities of the assigning Party prior to such transaction do not own a majority of the voting power of the acquiring, surviving, or successor entity, as the case may be (each, a “Change of Control”). Avenue may assign this Agreement, in whole or in part, without the prior written consent of Licensor; provided, however, that Avenue shall obtain prior written consent of Licensor to assign this Agreement, in whole or in part, to any Third Party from or controlled by any entity incorporated in the People’s Republic of China, the Russian Federation, the Islamic Republic of Iran and the Democratic People's Republic of Korea.

(b)          All Other Assignments Null and Void. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party, including, without limitation, any Transferee (as defined below). Any purported assignment in violation of this Section 9.4 shall be null and void ab initio.

(c)          In the event of (i) a Change of Control of Licensor, or (ii) a sale, assignment, exclusive license, transfer, conveyance or other disposition by Licensor to a Third Party that is not affiliated with Licensor of all or any material part of the Licensor Product (such assets, the “Divested Assets”, such Change of Control or other transaction, a “Divestiture” and the Third Party or Affiliate receiving such Divested Assets or the acquiror(s) in such Change of Control or other Divestiture, the “Transferee”), Licensor shall either, in its sole discretion, (A) prior to or contemporaneously with the consummation of each and every Divestiture, cause each applicable Transferee to acknowledge and expressly agree in writing with Avenue, or its permitted successors and assigns, as applicable, (in forms substantially similar to this Agreement) to assume the same obligations that Licensor, its Affiliates and its permitted successors and assigns have under this Agreement, including (without limitation) those obligations with respect to the payment of the Royalty pursuant to Section 4.3, and such obligations under this Agreement shall apply, mutatis mutandis, to such Transferee, or (B) Licensor shall remain liable to Avenue for the Royalty and its other obligations under this Agreement in the event of any such Divestiture, including any transaction in which Licensor sells, assigns, exclusively licenses, transfers, leases, conveys or otherwise disposes of any Divested Assets to an Affiliate of Licensor.

9.5           Waivers; Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.

9.6           Governing Law. This Agreement shall be governed by, enforced and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws and excluding the United Nations Convention on Contracts for the International Sales of Goods.

9.7           Dispute Resolution.

(a)          The Parties agree that the procedures set forth in this Section 9.7 shall be the exclusive mechanism for resolving any dispute (whether in contract, tort or otherwise), controversy, or claim between the Parties arising out of or in connection with this Agreement, any Party’s rights or obligations under this Agreement, breach of this Agreement, or the transactions contemplated by this Agreement (each, a “Dispute”). It is the objective of the Parties to establish under these Section 9.7 procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the Parties within thirty (30) days from the day that one Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 9.1(b).

(b)          Either Party may, by written notice to the other Party, request that a dispute that remains unresolved by the Parties for a period of thirty (30) days as set forth in Section 9.7(a) arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the Executive Officers, within fifteen (15) days after referral of such dispute to them. If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such fifteen (15)-day period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

(c)           The Parties agree that, if the Parties are unable to agree and resolve a Dispute pursuant to Sections 9.7(a) and (b), such Dispute shall be submitted to arbitration according to the Rules of Arbitration of the International Chamber of Commerce (“ICC”) and shall be finally settled under such rules by a panel of three (3) arbitrators. Each Party shall nominate one (1) arbitrator and shall obtain its nominee’s acceptance of such nomination within thirty (30) days after delivery of the request for arbitration. In the event a Party fails to nominate an arbitrator within this time period upon request of any Party, such arbitrator shall instead be appointed by the ICC in accordance with its rules within thirty (30) days of receiving such request. The third arbitrator, who shall act as chairman of the arbitration panel, shall be nominated by the two (2) arbitrators nominated by the Parties. If he is not so nominated within thirty (30) days of the date of nomination of the later of the two (2) party-nominated arbitrators, he shall be chosen in accordance with the ICC rules by the ICC. The place of arbitration shall be Singapore. The language of the arbitration shall be English. The scope of the authority of the arbitrators shall be limited to the strict application of law. For the avoidance of doubt, the arbitrators shall not have the right to award any punitive damages. Except as may be required by Applicable Law, neither a Party nor its representatives nor a witness nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Neither Party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant or considered relevant by the arbitrators to the dispute. Each of the Parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement. Each Party participating in an arbitration pursuant to the terms of this Agreement shall, subject to the award of the arbitrators, pay an equal share of the arbitrator’s fees. The arbitrators shall have the power to award recovery of all costs (including reasonable attorney’s fees, administrative fees, arbitrator’s fees and court costs) to the prevailing Party. The arbitrators’ award will be final and binding. The Parties expressly exclude any and all rights to appeal, set aside or otherwise challenge an award by the arbitrators, insofar as such exclusion can validly be made.

(d)          Notwithstanding the provisions of Section 9.7(a), either Party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any equitable relief, including any injunctive or provisional relief and specific performance to protect the rights or property of that Party. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity.

(e)          Until final resolution of the Dispute pursuant to this Section 9.7: (i) this Agreement shall remain in full force and effect; and (ii) the time periods for cure as to any termination shall be tolled. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Dispute shall be refunded if the arbitrators determine that such payments are not due.

9.8           Relationship of the Parties. Licensor and Avenue are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent, or joint venture of the other Party. No Party will incur any debts or make any commitments for the other Party, except to the extent, if at all, specifically provided therein. Neither Licensor nor Avenue, respectively, shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Licensor and Avenue, respectively, or to bind Licensor and Avenue, respectively, to any contract, agreement, or undertaking with any Third Party.

9.9           Fees and Expenses. Except as otherwise specified in this Agreement, each Party shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.10         Third-Party Beneficiaries. There are no express or implied Third-Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

9.11         Entire Agreement. This Agreement (together with any Exhibits or Schedules attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. In the event of any conflict, this Agreement shall prevail.

9.12        Signatures; Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via email in “.pdf” form with any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., DocuSign), or via other transmission method.

9.13         Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

9.14         Interpretation.

(a)           Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties have been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement and shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

(b)           Definitions; Interpretation.

(i)            The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(ii)            Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(iii)           The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(iv)          The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, shall be deemed to be followed by the words “without limitation.”

(v)            The word “or” shall be interpreted to mean “and/or,” unless the context requires otherwise.

(vi)          The words “hereof,” “herein,” and “herewith,” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(vii)         Unless expressly stated otherwise or required by the applicable context: (A) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules and Exhibits of this Agreement; and (B) all references in any Section to any clause or subclauses shall be construed to refer to the clauses or subclauses of such Section.

(c)           Subsequent Events. Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (ii) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended; and (iii) subject to Section 9.4, any reference herein to any Person shall be construed to include the Person’s successors and assigns.

(d)          Headings. Section headings, captions and the like are for convenience only and shall not be used in the interpretation or construction of this Agreement.

(e)           Independent Significance. Although the same or similar subject matter may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance, and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance, or content).

9.15          Extension to Affiliates. Subject to Section 4.5(b) (Taxes; Withholding) and Section 9.4 (Assignment), each Party may extend (but not assign) the rights, licenses, immunities and obligations granted in this Agreement to one (1) or more of its Affiliates, provided that each Party shall be liable for the acts and omissions of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to each Party.

[Signature Page Follows]

In witness whereof, the Parties have executed this License Termination and Program Transfer Agreement by the signature of their duly authorized representatives, effective as of the Effective Date.

AnnJi Pharmaceutical Co., Ltd.

By:	/s/ Wendy Huang

Name:	Wendy Huang

Title:	Chair and President

Avenue Therapeutics, Inc.

By:	/s/ Alexandra MacLean

Name:	Alexandra MacLean

Title:	Chief Executive Officer

[Signature Page to AnnJi – Avenue License Termination and Program Transfer Agreement]

Exhibit A

Licensor Molecule

[Exhibit A to AnnJi – Avenue License Termination and Program Transfer Agreement] A-1

Exhibit B

Licensor Patents

[Exhibit B to AnnJi – Avenue License Termination and Program Transfer Agreement] B-1

Exhibit C

Form Stipulation of Dismissal

[Exhibit C to AnnJi – Avenue License Termination and Program Transfer Agreement] C-1